EXHIBIT 10.1

AMENDMENT TO

STEVEN A. MUSELES

SEPARATION AGREEMENT

This Amendment to the Separation Agreement (“Amendment”) is entered into as of this 26th day of April, 2012 (the “Amendment Effective Date”), by and between CapitalSource Inc. (the “Company”) and Steven A. Museles (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Separation Agreement dated as of December 31, 2011 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, the Executive had agreed to waive all compensation (including, without limitation, fees, retainers and equity grants) for serving as a non-employee member of the Board of Directors of the Company during his current term as director and to resign from the Board of Directors effective at the Annual Meeting of Shareholders.

WHEREAS, the Company and Executive desire to amend the Agreement as set forth in this Amendment to have the Executive continue to serve on the Board of Directors and to receive compensation for such service in accordance with the Company’s standard compensation program for non-employee directors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:

1.	Service as a Director. The last sentence of Section 3 of the Agreement is hereby amended in its entirety and replaced with the following:

Executive agrees to continue to serve as a member of the Board of Directors of the Company.

2.	Director Compensation. Section 4(f) of the Agreement is hereby amended in its entirety and replaced with the following:

The Executive waives all compensation (including, without limitation, any fees, retainers and equity grants) for serving as a non-employee member of the Board of Directors of the Company as director through the 2012 annual meeting but not reimbursement of expenses he incurs in connection with providing such director service. Thereafter, the Executive shall be compensated for serving as a non-employee member of the Board of Directors of the Company on the same basis as other non-employee directors.  During the period that Executive continues on the Board of Directors of the Company, Executive shall retain his Company-provided personal communication device and shall continue to have access to his existing Company email address and a suitable office in the Company’s Chevy Chase, Maryland offices.  The value of any support services and facilities provided to the

Executive pursuant to this Section 4(f) that are not used for the purposes of providing services to the Company shall be reportable on a Form 1099 or any other form as required by applicable law.

3.	Except as set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment to the Agreement, or have caused this Amendment to be duly executed and delivered on their behalf.

STEVEN A. MUSELES

/s/ Steven A. Museles

CAPITALSOURCE INC.

/s/ Kori Ogrosky
By: Kori Ogrosky Its: General Counsel